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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.  20549


                                 ________________



                                     FORM 8-K



                                  CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



                          Date of Report January 29, 1996


                                                                      I.R.S.
  Commission                                                         Employer
     File                                          State of       Identification
    Number              Registrant               Incorporation        Number


  001-11227     Washington Energy Company           Washington       91-1005304
  001-11271     Washington Natural Gas Company      Washington       91-1005303



                   815 Mercer Street, Seattle, Washington 98111
               (Address of Registrant's principal executive offices)
        Registrant's telephone number, including area code:  (206) 622-6767


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Item 5. Other Events

a) On January 26, 1996, Washington Energy Company made the following press release:

HIGH TEMPERATURES OFFSET BENEFITS OF RATE INCREASE

     SEATTLE -- Washington Energy Company's net income for the first quarter of fiscal 1996 declined 24 percent compared to the same period one year ago, due to the negative impact of unseasonably warm weather on utility gas sales, Chairman William
P. Vititoe announced today.
     Net income was $10.1 million, or 42 cents per share, for the quarter ended December 31, 1995, down from $13.2 million, or 56 cents per share, for the same period last year.
     "Average temperatures during the quarter were the warmest on record for the past 15 years, reducing net income by more than $4 million compared to estimated results with normal weather. That negative factor more than offset the positive impact of the $17.7 million general rate increase received by our utility subsidiary last May," Vititoe said.
     "While the financial results are disappointing, I continue to be confident that we have restored the fundamental earning power of the utility, assuming more normal weather," Vititoe said. "We haven't seen the full impact of our most recent rate increase yet. And we continue to work on lowering costs. We reduced staff by 4 percent in the first quarter -- for a total 18 percent reduction since we began down-sizing in fiscal 1994."

Detail of quarterly results
     The $3.1 million decline in quarterly net income was due to the negative impact of weather on utility gas sales. Weather was 13 percent warmer than one year ago and 10 percent warmer than normal. Utility gas volumes were down 10 percent.
     Utility margin (revenue less cost of gas sold) of $64.7 million represented a decrease of $3.2 million compared to the same quarter last year. The weather-related decline in gas volumes reduced utility margin by approximately $9 million. However, weather's impact was partially offset by the positive contributions of the May 1995 general rate increase and by customer growth, which added approximately $4 million and $2 million to utility margin, respectively.
     The company served over 16,000 more utility customers, on average, in the December 1995 quarter than it did in the same period last year, a 4 percent growth rate.

Detail of 12-month results
     The company posted a 12-month net loss of $44.2 million, or $1.84 per share, including $49.1 million in previously-announced special charges taken in fiscal 1995. This compares to a prior-year net loss of $40.7 million, or $1.73 per share, including $43.3 million in special charges and losses from discontinued operations. (The special charges affecting both years are described in detail in the company's 1995 annual report to shareholders).
     Excluding special charges, the company's current 12-month earnings of $4.9 million, while representing a $2.3 million increase over the comparison period, were severely affected by the warmest weather for at least the past 30 years. Temperatures averaged 9 percent warmer than the prior year and 17 percent warmer than normal. The warmer weather reduced utility margin by approximately $12 million compared to the prior year and an estimated $18 million compared to normal. Overall, utility margin increased by $13.7 million due to the positive impact of two general rate increases over the past two years and customer growth.


     Utility operations and maintenance (O&M) expenses of $69.6 million for the current 12-month period include $6.6 million of consulting and other non-recurring charges. Excluding these charges, in both the current and prior 12-month periods, O&M expenses have decreased by $5.0 million as a result of the company's continuing cost-cutting programs.


Merger with Puget Sound Power & Light Company
     A definitive agreement to merge Washington Energy Company (NYSE: WEG) and its subsidiary, Washington Natural Gas Company, into Puget Sound Power & Light Company (NYSE: PSD) was announced October 18, 1995. The strategic merger of equals, unanimously approved by the boards of all three companies, would create a combination utility company serving 830,000 electric and 475,000 gas customers in western Washington state.
     The merger could be concluded in the second half of calendar 1996, subject to, among other conditions, the approval of shareholders and the Washington Utilities and Transportation Commission. Shareholder votes will be taken by the companies in separate meetings on March 20, 1996.

###



























Washington Energy Company
Summary Income Statements And Other Financial Data
(Dollars in thousands, except per share amounts)

                      3 Months Ended          12 Months Ended
                      December 31  (1)        December 31
                         1995       1994         1995       1994
                      ---------  ---------    ---------  ---------
Washington Energy
 Company

Operating revenues
 Regulated utility
  sales               $ 120,525  $ 149,747    $ 390,826  $ 414,184
 Merchandise,
  conservation
  products, and other     6,970      6,498       24,035     27,643
                      ---------  ---------    ---------  ---------
  Total operating
   revenues           $ 127,495  $ 156,245    $ 414,861  $ 441,827

Operating income
 after income taxes   $  22,284  $  24,311    $  49,769  $  34,841

Net loss on
 merger of oil
 and gas subsidiary   $     ---  $     ---    $     ---  $ (30,015)

Non-utility charges
 after income taxes   $     ---  $     ---    $ (47,078) $     ---

Preferred dividend
 requirement -
 Washington
 Natural Gas          $  (1,755) $  (1,861)   $  (7,020) $  (5,214)

Income (loss) from
 continuing
 operations           $  10,135  $  13,255    $ (44,182) $ (39,949)

Discontinued
 operations,
 net of income taxes  $     ---  $     ---    $     ---  $    (752)

Net income (loss)     $  10,135  $  13,255    $ (44,182) $ (40,701)

Earnings (loss)
 per common share           .42        .56        (1.84)     (1.73)
Dividends
 per common share           .25        .25         1.00       1.00

Average common shares
 outstanding
 (in thousands)          24,080     23,737       23,980     23,587
Book value per share                               8.12      10.89



Capitalization and
short-term debt
 Common                                       $ 195,804  $ 259,606
 Preferred                                       90,000     90,000
 Long-term debt                                 344,920    290,060
 Current portion
  long-term debt                                    140     60,140
 Commercial paper
  and notes payable                             161,846    121,516

 Total capitalization                         ---------  ---------
  and short-term debt                         $ 792,710  $ 821,322
                                              =========  =========

Net plant                                     $ 806,188  $ 789,550
                                              =========  =========

Operating income
(loss) by business
segment before
income taxes
 Regulated utility
  sales               $  27,833  $  31,961    $  54,916  $  33,098
 Merchandise,
  conservation
  products, and other       166       (104)      (1,470)    (1,336)
 Other                     (228)      (366)         138     (1,045)
                      ---------  ---------    ---------  ---------
 Total                $  27,771  $  31,491    $  53,584  $  30,717
                      =========  =========    =========  =========

(1) Results for the quarter are not indicative of what can be expected for a full year of operations.
























Washington Energy Company
Summary Income Statements And Other Financial Data (Continued)
(Dollars in thousands)

                      3 Months Ended          12 Months Ended
                      December 31  (1)        December 31
                         1995       1994         1995       1994
                      ---------  ---------    ---------  ---------
Washington Natural
 Gas Company

Operating revenues
 Firm gas sales       $ 106,431  $ 128,913    $ 331,976  $ 345,309
 Interruptible
  gas sales               8,165     15,011       37,671     49,792
 Transportation           3,140      3,237       10,659      9,423
 Rentals and other        2,789      2,586       10,519      9,660
  Total operating     ---------  ---------    ---------  ---------
   revenues           $ 120,525  $ 149,747    $ 390,825  $ 414,184

Gross utility margin
 Gas sales less
  gas purchases       $  58,819  $  62,100    $ 176,672  $ 165,096
 Transportation
  margin                  3,140      3,237       10,659      9,423
 Rentals and other        2,789      2,586       10,519      9,660
                      ---------  ---------    ---------  ---------
 Total margin         $  64,748  $  67,923    $ 197,850  $ 184,179

Utility operations &
 maintenance expense  $  16,500  $  15,014    $  69,611  $  79,221
 (see notes below)        (2)                     (3)        (3)

Net income (loss)     $  13,873  $  16,142    $  15,584  $  (1,308)

Gas volumes
(000's of therms)
 Firm gas sales         202,581    234,102      601,850    632,948
 Interruptible
  gas sales              27,050     41,843      117,523    145,563
 Transportation          57,037     42,085      171,895    128,798
                      ---------  ---------    ---------  ---------
 Total gas volumes      286,668    318,030      891,268    907,309

Customers served
(average)
 Firm gas sales         473,599    457,486      468,354    448,992
 Interruptible
  gas sales               1,027      1,027        1,037      1,040
 Transportation              97         50           67         40
                      ---------  ---------    ---------  ---------
 Total customers        474,723    458,563      469,458    450,072

 Annual increase
  in customers                                   19,386     21,354



Weather % colder (+)
or warmer (-) than
normal (in terms
of degree days)            -10 %        3 %        -17 %       -8 %

Degree days               1,541      1,753        3,989      4,341

(1) Results for the quarter are not indicative of what can be expected for a full year of operations because operating revenues and earnings are greatly affected by variations in weather conditions.

(2) Utility operations and maintenance expense for the 3 months ended December 31, 1995 include consulting and certain non-recurring changes of $1,098,000.

(3) Utility operations and maintenance expense for the 12 months ended December 31, 1995 and 1994 included consulting and certain non-recurring changes of $7,073,000 and $11,699,000, respectively.







































Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /s/ James P. Torgerson
                         Executive Vice President,
                         Chief Administrative Officer and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /s/ James P. Torgerson
                         Executive Vice President,
                         Chief Administrative Officer and
                         Chief Financial Officer


January 29, 1996